UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101) INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ING VARIABLE PORTFOLIOS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

ING OPPORTUNISTIC LARGECAP GROWTH PORTFOLIO

QUESTIONS & ANSWERS

Although we recommend that you read the entire Proxy Statement/Prospectus, we have provided for your convenience a brief overview of the proposal to be voted on.

Q:                                  Why is a shareholder meeting being held?

A:                                   The Board of Directors (the “Board”) has called a special meeting of shareholders (the “Special Meeting”) of ING Opportunistic LargeCap Growth Portfolio (“Opportunistic LargeCap Growth Portfolio”), which is scheduled for 10:00 a.m., Local time, on July 21, 2009, at 7337 East Doubletree Ranch Road, Scottsdale, Arizona 85258-2034. At the Special Meeting, shareholders of Opportunistic LargeCap Growth Portfolio will be asked to vote on the proposed reorganization (the “Reorganization”) of Opportunistic LargeCap Growth Portfolio with and into ING Opportunistic LargeCap Portfolio (“Opportunistic LargeCap Portfolio” and together with Opportunistic LargeCap Growth Portfolio, each a “Portfolio” and collectively, the “Portfolios”).

Q:                                  Why is the Reorganization being recommended?

A:                                   The Reorganization is one of several reorganizations that have taken place among various ING Funds.  The ING Fund complex has grown in recent years through the addition of many funds.  Management of the ING Funds has proposed the consolidation of several of the ING Funds that they believe have similar or compatible investment strategies.  The reorganizations are designed to reduce the substantial overlap in funds offered in the ING Funds complex, thereby eliminating inefficiencies and potential confusion about overlapping funds.  ING Investments also believes that the reorganizations may benefit portfolio shareholders by resulting in surviving portfolios with a greater asset base.  This is expected to provide greater investment opportunities for each surviving portfolio and the potential to take larger portfolio positions.

Q:                                  What are some similarities and differences between Opportunistic LargeCap Growth Portfolio and Opportunistic LargeCap Portfolio?

A:

•                  With respect to the Portfolios’ investment objectives, Opportunistic LargeCap Growth Portfolio seeks the growth of capital through investment in a diversified portfolio consisting primarily of common stocks and securities convertible into common stocks believed to offer growth potential, while Opportunistic LargeCap Portfolio seeks the growth of capital primarily through investment in a diversified portfolio of common stocks and securities convertible into common stocks;

•                  Each Portfolio is advised by ING Investments, LLC (“ING Investments”) and sub-advised by ING Investment Management Co. (“ING IM”);

•                  In managing each Portfolio, ING IM seeks to identify and purchase companies that it believes are likely to experience strong and accelerating business momentum, and also seeks companies with attractive valuations for Opportunistic LargeCap Portfolio;

•                  Opportunistic LargeCap Portfolio is the larger Portfolio (approximately $76.9 million in net assets, compared to $68.5 million in net assets for Opportunistic LargeCap Growth Portfolio, as of May 31, 2009);

•                  The gross and net expense ratios for all classes of the disappearing Opportunistic LargeCap Growth Portfolio are expected to decrease after the Reorganization; and

•                  Each Portfolio is distributed by ING Funds Distributor, LLC (“IFD”).

Q:                                  How do the management fees and other expenses of Opportunistic LargeCap Growth Portfolio and Opportunistic LargeCap Portfolio compare and what are they estimated to be after the Reorganization?

A:                                   The gross and net operating expenses before and after the Reorganization, expressed as an annual percentage of the average daily net asset value per share for shares of each Portfolio are shown in the following table.  For detailed information about the Portfolios’ expenses, including each Portfolio’s management fees and distribution (12b-1) and shareholder servicing fees, please see the section titled “Expense Tables” and the table titled “Annual Portfolio Operating Expenses” on page 19-20 of the Proxy Statement/Prospectus.

	ADV Class	Class I	Class S
Gross Expenses Before the Reorganization:
Opportunistic LargeCap Growth Portfolio	1.24%	0.74%	0.99%
Opportunistic LargeCap Portfolio	1.21%	0.71%	0.96%

	ADV Class	Class I	Class S
Net Expenses Before the Reorganization (After Fee Waiver)
Opportunistic LargeCap Growth Portfolio(1)	1.24%	0.74%	0.99%
Opportunistic LargeCap Portfolio(1)	1.21%	0.71%	0.96%

	ADV Class	Class I	Class S
After the Reorganization: Opportunistic LargeCap Portfolio Pro Forma
Gross estimated expenses of Opportunistic LargeCap Portfolio	1.21%	0.71%	0.96%
Net estimated expenses of Opportunistic LargeCap Portfolio(1)	1.21%	0.71%	0.96%

(1)                                  ING Investments has entered into a written expense limitation agreement with each Portfolio, under which it will limit expenses of the Portfolio, excluding interest, taxes, brokerage commissions, extraordinary expenses and acquired fund fees and expenses, subject to possible recoupment by ING Investments within three years. The expense limits will continue through at least May 1, 2010.  The expense limitation agreement is contractual and shall renew automatically for a one-year term, unless ING Investments provides written notice of termination within ninety (90) days of the end of the then current term or upon termination of the investment management agreement.  Pursuant to this expense limitation agreement, the expense limits for each Portfolio are 1.30%, 0.80% and 1.05% for ADV Class, Class I and Class S shares, respectively.

Q:                                  How will the Reorganization be effected?

A:                                   Subject to shareholder approval, the Reorganization Agreement provides for:

•                  the transfer of all of the assets of Opportunistic LargeCap Growth Portfolio to Opportunistic LargeCap Portfolio in exchange for shares of beneficial interest of Opportunistic LargeCap Portfolio;

•                  the assumption by Opportunistic LargeCap Portfolio of the liabilities of Opportunistic LargeCap Growth Portfolio known as of the Closing Date (as described below);

•                  the distribution of shares of Opportunistic LargeCap Portfolio to the shareholders of Opportunistic LargeCap Growth Portfolio; and

•                  the complete liquidation of Opportunistic LargeCap Growth Portfolio.

As a result of the Reorganization, each owner of ADV Class, Class I and Class S shares of Opportunistic LargeCap Growth Portfolio would become a shareholder of the corresponding share class of Opportunistic LargeCap Portfolio.  The Reorganization is expected to be effective on August 8, 2009, or such other date as the parties may agree (the “Closing Date”).

Shares of Opportunistic LargeCap Portfolio would be distributed to shareholders of Opportunistic LargeCap Growth Portfolio so that each shareholder would receive a number of full and fractional shares of Opportunistic LargeCap Portfolio equal to the aggregate value of shares of Opportunistic LargeCap Growth Portfolio held by such shareholder.

Each shareholder will hold, immediately after the Closing Date, shares of Opportunistic LargeCap Portfolio having an aggregate value equal to the aggregate value of the shares of Opportunistic LargeCap Growth Portfolio held by that shareholder as of the close of business on the Closing Date.

Q:                                  Who will bear the costs of the Reorganization?

A:                                   The expenses relating to the Reorganization will be shared equally between ING Investments (or an affiliate) and Opportunistic LargeCap Growth Portfolio.  The expenses of the Reorganization shall include, but not be limited to, the costs associated with the preparation of any necessary filings with the SEC, printing and distributing the Proxy Statement/Prospectus and proxy materials, legal fees, accounting fees, securities registration fees, and expenses of holding the Special Meeting. The expenses of the Reorganization do not include the transaction costs of the portfolio transitioning, which are ultimately borne by Portfolio shareholders.

Q:                                  What are the tax consequences of the proposed Reorganization?

A:                                   The Reorganization is intended to qualify for federal income tax purposes as a tax-free                         reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

Q:                                  Who is eligible to vote at the special meeting?

A:                                   Only shareholders of Opportunistic LargeCap Growth Portfolio at the close of business on May 1, 2009 (the “Record Date”) will be entitled to be present and give voting instructions for Opportunistic LargeCap Growth Portfolio at the Special Meeting with respect to their shares owned as of that Record Date.

Q:                                  How does the Board suggest that I vote?

A:                                   After careful consideration, the Board of Opportunistic LargeCap Growth Portfolio approved the Reorganization and recommends that you vote “FOR” the proposal.

Q:                                  What happens if shareholders do not approve the Proposal?

A:                                   If the proposal is not approved, ING IM will continue managing Opportunistic LargeCap Growth Portfolio according to its investment objective and strategies and the Board will consider various options with respect to the Portfolio, in accordance with applicable law.

Q:                                  How do I vote my proxy?

A:                                   If a shareholder wishes to participate in the Special Meeting, the shareholder may submit the proxy originally sent with the Proxy Statement/Prospectus, attend in person or vote online by logging on to www.proxyweb.com and following the on-line directions.

Q:                                  Whom do I contact for further information?

A:                                   Should shareholders require additional information regarding the proxy or require replacement of the proxy, they may contact Shareholder Services toll-free at 1-800-992-0180.